Exhibit 99.1

Visa Inc. announces nomination of Alfred F. Kelly, Jr. and Maynard G. Webb, Jr. for election to the Board of Directors; Gary P. Coughlan announces decision not to stand for re-election in January

FOSTER CITY, CALIFORNIA, NOVEMBER 25, 2013 — Visa Inc.’s (NYSE: V) Board of Directors announced that on November 21, 2013, it nominated Alfred F. Kelly, Jr. and Maynard G. Webb, Jr. for election as independent Board Members of Visa Inc. The election to the Board of Directors will be held at the Company’s 2014 annual stockholder meeting on January 29, 2014.

Maynard G. Webb, Jr. is the founder of Webb Investment Network and a co-founder of Everwise Corporation, a provider of workplace mentoring solutions. Mr. Webb previously served as the Chief Executive Officer of LiveOps Inc. from 2006 to 2011, the Chief Operating Officer of eBay, Inc. from 2002 to 2006, and the President of eBay Technologies from 1999 to 2002. Prior to joining eBay, Mr. Webb was the Senior Vice President and Chief Information Officer at Gateway, Inc. and the Vice President and Chief Information Officer at Bay Networks, Inc. Mr. Webb currently serves as the Chairman of the Board of Yahoo! Inc. and LiveOps Inc., and as a Director of salesforce.com, Inc.

Alfred F. Kelly, Jr. is currently the President and Chief Executive Officer of the 2014 NY/NJ Super Bowl Host Company, an entity created to raise funds for and to host Super Bowl XLVIII. Mr. Kelly held senior positions at the American Express Company for 23 years, including President of the company from 2007 to 2010, Group President, Consumer, Small Business and Merchant Services from 2005 to 2007, and Group President, U.S. Consumer and Small Business Services from 2000 to 2005. Prior to joining American Express, Mr. Kelly was head of information systems at the White House and also served in positions in information systems and financial planning at PepsiCo Inc. Mr. Kelly currently serves on the Board of Directors of MetLife Inc.

The Board also announced that on November 21, 2013, Gary P. Coughlan provided notice of his decision not to stand for re-election as a member of the Board. Mr. Coughlan has been a director since October 2007 and is a member of the Audit and Risk Committee. He will continue to serve the remainder of his term until the 2014 Annual Meeting in January.

“I have had the pleasure of working with Gary, as a Board Member and now also as CEO,” said Charlie Scharf, CEO of Visa Inc. “I have always appreciated Gary’s insights and counsel. During his six year tenure, Gary has been an active and valuable contributor and he will be missed. At the same time, we are fortunate to have two new director nominees, Al Kelly and Maynard Webb, who have a wealth of experience from their previous roles at American Express and eBay, respectively.”

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About Visa

Visa Inc. (NYSE: V) is a global payments technology company that connects consumers, businesses, financial institutions, and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks — VisaNet — that is capable of handling more than 30,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, pay ahead of time with prepaid or pay later with credit products. For more information, visit corporate.visa.com.

Contacts

Investor Relations: Jack Carsky or Victoria Hyde-Dunn, 650-432-7644, ir@visa.com

Media Relations: Paul Cohen, 650-432-1125, globalmedia@visa.com